Exhibit 10.6

MEMORANDUM OF AGREEMENT

ON SETTLEMENT

THIS MEMORANDUM OF AGREEMENT ON SETTLEMENT (this “MOA”) is entered into as of this 25th day of February, 2005 by and between WorldSpace, Inc., a company organized under the laws of the State of Delaware, USA, with its principal place of business at 2400 N Street, NW, Washington, DC 20037, USA, WorldSpace Satellite Company Ltd., a company organized under the laws of the British Virgin Islands, with its principal place of business at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, the British Virgin Islands, here WSI and WSC shall act jointly and severally as one Party [fax number+12029696560] and Alcatel Space (“Alcatel”), a company organized under the laws of the Republic of France, having its registered office at 12, rue de la Baume 75008 Paris—FRANCE [fax number +33155661021].

WorldSpace, Inc. and WorldSpace Satellite Company Ltd. are collectively referred to herein as “WorldSpace.”

WorldSpace and Alcatel are collectively referred to herein as the “Parties” and individually as a “Party.”

PREAMBLE

WorldSpace and Alcatel entered into and executed (i) the Amended and Restated IOD Contract dated October 8, 1995 and several amendments thereto (the “IOD Contract”); (ii) the WorldStar DAVB End-to-End System Contract dated November 9, 1995 and several amendments thereto (the “End-to-End Contract”) and (iii) the WorldStar On-Station Operations Services Contract dated June 26, 1996 and several amendments thereto (the “OSOS Contract”).

The IOD Contract, End-to-End Contract and OSOS Contract are collectively referred to herein as “the Contracts”.

WorldSpace owes certain amounts to Alcatel with respect to the Contracts (the “Outstanding Payable”), and the Parties desire to settle the Outstanding Payable and to terminate the Contracts.

ASTRIUM is a French space company presently responsible for storing F3 satellite and F4 platform equipment pursuant to a subcontract entered into between Alcatel and Astrium.

WorldSpace is planning an Initial Public Offering (“IPO”) of its common stock, as described in Exhibit 1 attached hereto.

The Parties are entering into this MOA intending to be bound hereby, it being understood, however, that certain provisions hereof shall not become effective and binding on the Parties until the Effective Date (as defined in Article 6).

NOW, THEREFORE, in consideration of the above and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

Article 1—MOA Documents

This MOA consists of this writing dated the day and year first written above. In addition, the following shall constitute exhibits to this MOA, pursuant to the procedure below:

•	Exhibit 1: Description of Initial Public Offering terms and conditions

•	Exhibit 2: F3 and F4 certificates of final acceptance

•	Exhibit 3: F3 and F4 storage and maintenance contracts

•	Exhibit 4: F3 Certificate of Title

•	Exhibit 5: F4 Certificate of Title

Article 2—Debt Settlement

For the purpose of the debt settlement provisions of this MOA, the Parties have agreed to reduce the amounts outstanding owed in all respects by WorldSpace to Alcatel through 31 March 2005, from US$ twenty-six (26) million to US$ nineteen (19) million (the “Settlement Amount”). WorldSpace shall pay such Settlement Amount to Alcatel in accordance with Article 3 hereafter.

WorldSpace further agrees that, in the event Arianespace requests payment from Alcatel with respect to a claim for price adjustments pursuant to the Launch Services Agreement between Alcatel and Arianespace (the “Arianespace Claim”), the Parties shall jointly enter into negotiations with Arianespace and use commercially reasonable efforts to eliminate or reduce the amount claimed. The Parties further agree that WorldSpace will be liable for payment of such portion of the Arianespace Claim equal to the lesser of the total amount thereof as finally determined and US$ two (2.0) million, if and when it becomes due, and acknowledge that such payment would be in addition to the Settlement Amount. Notwithstanding the above, Alcatel has indicated to WorldSpace that, to its knowledge and belief, Alcatel has had no communication from Arianespace in the last two years suggesting that Arianespace has an intention to pursue such claim.

Article 3—Payment Agreement

The Parties agree to the following payment arrangements in full settlement of the Settlement Amount:

3.1	WorldSpace has paid Alcatel in 2005 the amount of US$ one (1.0) million (credited by Alcatel on January 6, 2005).

3.2	WorldSpace shall pay, by wire transfer, an additional cash amount of US$ nine (9.0) million on the Effective Date.

3.3	WorldSpace shall pay, by wire transfer, an additional cash amount of US$ two (2.0) million on the earlier to occur of: (i) the date that is 15 days after the closing of the IPO, and (ii) August 31, 2005. Should such payment not be made as specified in the foregoing sentence, Alcatel shall then be entitled to call, without any prior notice, the irrevocable standby letter of credit (the “L/C”) in accordance with the provisions set forth in Article 3.6.

3.4	Except as provided below in this Article 3.4, the balance of US$7.0 million shall be paid by WorldSpace by the issuance of shares of its common stock to Alcatel at the closing of the IPO, with the number of shares to be determined by dividing US$ seven (7.0) million by the IPO price. Delivery of the shares to Alcatel shall take place at the closing of the IPO. At the closing of the IPO, WorldSpace shall enter into a customary registration rights agreement with Alcatel which agreement shall be in form and substance satisfactory to Alcatel, in order to provide Alcatel with “piggyback registration rights” with respect to such shares at the expense of WorldSpace (other than underwriters’ discounts and commissions, which shall be borne by Alcatel). WorldSpace represents and warrants that it is not, nor shall it become, a party to any other registration rights agreement the terms of which would preclude WorldSpace from providing “piggyback registration rights” hereunder to Alcatel. Alcatel acknowledges that the shares to be received by it hereunder will not have been registered under the U.S. Securities Act of 1933 and may not be reoffered or sold unless such shares have been so registered or are reoffered and sold in a transaction exempt from such registration. WorldSpace shall take whatever action is necessary or required to ensure that the shares received by Alcatel are listed in the same manner as the shares sold in the IPO. WorldSpace represents and warrants that the shares will be duly authorized and when issued to Alcatel hereunder will be validly issued, fully paid and non-assessable, will be issued in compliance with all applicable federal and state securities laws and will be free and clear of all other liens.

Should there not be a closing of an IPO by December 31, 2005, the amount of US$ seven (7.0) million in cash shall become due and payable on January 31, 2006, from WorldSpace to Alcatel.

3.5	All cash payments to be made by WorldSpace to Alcatel shall be made by WorldSpace to the following bank account:

ABN AMRO BANK

NEW YORK branch

500 Park Avenue

NY 10022 USA

SWIFT Code: ABN AUS 33

Account number: 456060386441

Any payments payable by WorldSpace shall be deemed to have been made when Alcatel’s bank account has been credited of the same.

3.6	In order to secure the payment due under Article 3.3, WorldSpace shall cause the issuance of a letter of credit (the “L/C”) on the Effective Date. The terms and conditions of the L/C shall be satisfactory to Alcatel in all respects in accordance with the following provisions:

i)	Standby letter of credit: irrevocable and unconditional

ii)	L/C coming into force: no later than the Effective Date

iii)	Applicant: WorldSpace

iv)	Beneficiary: Alcatel

v)	Issuing Bank: first class bank acceptable to Alcatel

vi)	L/C Amount: US$ two (2) million

vii)	Call: If WorldSpace does not honour the payment set forth in Article 3.3 at the date set forth in such Article

viii)	Payment: at sight against presentation of written statement by Alcatel that WorldSpace has defaulted in making the payment set forth in Article 3.3 and a copy of this MOA certified by a representative of Alcatel

ix)	Subject to The Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500

x)	Governing law: State of New York, USA

xi)	Maturity: September 30, 2005

Article 4—Title and Risk; Contracts Termination

4.1	Title and acceptance—F3

Transfer of title to the satellite built by Alcatel under contract to WorldSpace and known as F3 (hereinafter “F3”) shall pass to WorldSpace upon the last to occur of satisfaction of the following cumulative conditions:

i)	Payment of the amount set forth in Article 3.2 by the date specified therein; and

ii)	Delivery to Alcatel of an L/C issued complying with the provisions of Article 3.6 by the date specified therein; and

iii)	The effectiveness of a storage and maintenance contract for F3 with Alcatel or Astrium; the Alcatel contract is attached as Exhibit 3; and

iv)	Execution and delivery by WorldSpace of the F3 Final acceptance certificate in the form attached as Exhibit 2.

Once all these conditions are met, Alcatel shall execute and deliver to WorldSpace a Certificate of Title in the form attached as Exhibit 4.

The amounts due from WorldSpace, and the relevant due dates, under this MOA shall not be affected by whether and/or when WorldSpace finally accepts F3.

4.2	Title and acceptance—F4

Transfer of title to certain satellite components held by Alcatel under contract to WorldSpace and known as the F4 equipment shall pass to WorldSpace upon satisfaction of the following cumulative conditions:

i)	WorldSpace has fully and timely performed its obligations set forth in Articles 3.1 to 3.4 and 3.6; and

ii)	The effectiveness of a contract between WorldSpace and Alcatel and/or Astrium for storage and maintenance of F4 equipment in their respective possession; the Alcatel contract is attached as Exhibit 3; and

iii)	The filing of a complete application by Astrium and/or Alcatel (as applicable), on behalf of WorldSpace, for the issuance of active job processing (“perfectionnement actif suspension”) with respect to F4 equipment to be stored by it and/or them; and

iv)	Execution and delivery by WorldSpace of the F4 Final acceptance certificate in the form attached as Exhibit 2.

Once all these conditions are met, Alcatel shall execute and deliver to WorldSpace a Certificate of Title in the form attached as Exhibit 5.

The amounts due from WorldSpace, and the relevant due dates, under this MOA shall not be affected by whether and/or when WorldSpace finally accepts F4.

Unless otherwise agreed between the Parties, should WorldSpace not perform its payment obligations as set forth in Article 3.4, then Alcatel, as the owner of F4, shall be entitled to dispose of such equipment subject to reasonable prior notice to WorldSpace. Should Alcatel sell F4 for an amount exceeding US$ seven (7) million, then Alcatel shall refund WorldSpace with the difference between US$ seven (7) million and the sale price.

4.3	Reserved

4.4	Transfer of Risk

Transfer of risk to F3 shall pass to WorldSpace upon transfer of title and WorldSpace shall be responsible for entering into a storage and maintenance agreement either with Astrium or Alcatel and for subscribing an insurance policy that will cover damage to and risk of loss of F3.

Transfer of risk to F4 shall pass to WorldSpace upon transfer of title and WorldSpace shall be responsible for entering into storage and maintenance agreements with Alcatel and/or Astrium and for subscribing an insurance policy that will cover damage to and risk of loss of F4.

4.5	Termination of Contracts

Except as otherwise provided in Article 6.3, on the Effective Date, the Contracts will be terminated and neither Party shall have any liability or obligation of any kind, (including without limitation any liability or obligation that is, under the terms of the contracts, a surviving liability obligation) under law or otherwise, toward the other Party under the Contracts.

The two major subcontracts under the IOD Contract, namely the Launch Services Agreement (between Alcatel and Arianespace), as amended and the Spacecraft Subcontract (between Alcatel and Astrium SAS), as amended will be terminated by Alcatel.

4.6	Limit of Liability

IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, SUBCONTRACTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE, IN CONTRACT, IN TORT, OR OTHERWISE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING WITH RESPECT TO THIS MOA AT ANY TIME FROM ANY CAUSE WHATSOEVER, INCLUDING SPECIFICALLY BUT WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUE, LOSS OF FULL OR PARTIAL USE OF ANY EQUIPMENT, LOSSES BY REASON OF OPERATION OF ANY DELIVERABLE ITEM AT LESS THAN CAPACITY, DELAYS, COST OF REPLACEMENTS, COST OF CAPITAL, LOSS OF GOODWILL, CLAIMS OF CUSTOMERS, OR OTHER SUCH DAMAGES.

Article 5—Taxes

The Settlement Amount is exclusive of any custom duties, VAT, import taxes, sales taxes or charges, levied in the country of delivery. These taxes, if applicable, will be paid by Worldspace in compliance with regulations in force at that time. Such taxes shall be in addition to the other payments due to Alcatel hereunder.

Alcatel and Astrium issued an active job processing (“perfectionnement actif suspension”) in order to receive satellite components and equipment in suspension of any taxes and duties.

In order to maintain this suspension and to address VAT issues, Alcatel or Astrium will issue, at the request of WorldSpace, within the framework of the activities to be performed under the storage and maintenance contract to be concluded with WorldSpace, in the name and for the account of WorldSpace, an active job processing (“perfectionnement actif suspension”) for the delivery of F3 or F4 satellite, components and equipment. WorldSpace will reimburse Alcatel’s or Astrium’s documented and reasonable expenses incurred in connection with such active job processing.

For the purpose of maintenance, the F3 and F4 will be delivered to the premises of Alcatel or Astrium pursuant to the applicable storage and maintenance contract.

Article 6—Effective Date and Related Matters

6.1	As of the date hereof, only Articles 2 and 6 through 12 are binding on the Parties.

6.2	On or prior to the seventh business day from the date hereof, Alcatel may elect in its sole discretion, by written notice thereof to WorldSpace, to declare the effectiveness, as of the later of the third business day following delivery of such notice or March 4, 2005 (the “Effective Date”), of the following provisions of this MOA: Articles 1, 3, 4 and 5. In the event Alcatel fails to give such notice to WorldSpace on or prior to the seventh business date from the date hereof, this MOA shall be terminated and neither Party shall have any further obligation to the other hereunder except pursuant to Article 7.

6.3	Should the payment described in Article 3.2 not be made on the Effective Date, then (i) the Settlement Amount shall be equal to the US$26 million amount specified in Article 2, plus accrued interest calculated in accordance with the Contracts, and the provisions of Articles 1, 3, 4 and 5 shall no longer be effective and binding on the Parties, (ii) Alcatel shall be entitled to invoice WorldSpace immediately for such amount, shall be entitled to be paid under the terms of the Contracts, and (iii) shall be entitled to pursue all remedies permitted under the Contracts and under law, with WorldSpace being deemed to have waived any notice periods relating to default, breach, or non payment under any of the Contracts.

6.4	In the event that all or any portion of the Settlement Amount paid by WorldSpace to Alcatel pursuant to this MOA (the “Invalidated Portion”) is subsequently invalidated, set aside or required to be repaid or turned over to a trustee, receiver, debtor-in-possession, Unsecured Creditor’s Committee or any other person or entity for any reason whatsoever including, without limitation, under any insolvency, bankruptcy, common law, equitable doctrine or any state or federal insolvency proceeding or case, including, without limitation, a case under Chapter 7 or 11 of Title 11 of the United States Code (an “Insolvency Event”), any and all claims under the Contracts (“Contract Claims”), less any portion of the Settlement Amount paid by WorldSpace to Alcatel not repaid or turned over by Alcatel to any trustee, receiver, debtor-in-possession, Unsecured Creditors’ Committee or any other party, shall be automatically reinstated, without any reduction and this MOA shall be deemed null, void, invalid and unenforceable. In the case of any Insolvency Event, Alcatel shall be entitled to file any and all Contract Claims, and shall have all rights and remedies in connection with Contract Claims as if this MOA had not been entered into.

Notwithstanding any of the foregoing to the contrary, in the event the Invalidated Portion is US$ seven (7) million or less, the maximum amount which Alcatel may claim with respect to any Contract Claim shall be limited to the amount of the Invalidated Portion plus any interest and expenses otherwise available under applicable law, provided however that the foregoing limitations shall not apply in the event that following the occurrence of an Insolvency Event WorldSpace or any successor or assignee thereof, including without limitation any Unsecured Creditor’s Committee or Chapter 7 trustee, shall file a counterclaim or claim of set-off, recoupment or subordination against Alcatel with respect to any of the Contracts.

Article 7—Confidentiality

7.1	Neither Party shall mention or disclose any information relating to this MOA without the prior written consent of the other, except (i) to its attorneys, accountants or financial advisors, (ii) as may be required by applicable law or any rule, regulation or agreement applicable to the listing of the securities of either Party on a stock exchange or similar body or (iii) in connection with any judicial arbitral or other proceeding instituted by any Party with respect to this MOA. In the event that it is required by applicable law that a copy of this MOA be filed with the United States Securities and Exchange Commission (“SEC”) or similar regulatory body in any jurisdiction outside the United States, the Parties agree that they will request the SEC or such regulatory body grant confidential status to any portion or portions of this MOA that either Party requests be so treated.

7.2	At least five (5) businesses days prior to (i) the filing of any registration statement or prospectus with the SEC or similar regulatory body in any jurisdiction outside the United States for the offering of any of its securities to members of the public, or any amendment to such registration statement or (ii) the distribution of any private placement memorandum or similar document under which its securities are offered for sale, WorldSpace shall provide Alcatel with a draft copy of the portion or portions of such registration statement, prospectus, private placement memorandum or similar document which refer to Alcatel, and will discuss in good faith any of Alcatel’s comments thereto. Alcatel shall have no liability to WorldSpace with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, prospectus, private placement memorandum or similar document (unless such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information not otherwise known to WorldSpace and furnished in writing to WorldSpace by Alcatel specifically for use therein).

Article 8—Applicable Law

This MOA and performance under it shall be governed by, and construed and enforced in accordance with, the laws in force in the State of New York, without regard to conflict of laws provisions thereof, except Section 5-1401 of the General Obligations Law of the State of New York.

All disputes arising out of or in connection with this MOA shall be finally settled under the rules of arbitration of the ICC (International Chamber of Commerce) by one or more arbitrators appointed in accordance with the said rules in Paris, France. Such arbitration shall be conducted in the English language.

Article 9—Notices

Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered, or mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by a recognized courier service (such as Federal Express or DHL), or sent by facsimile transmission, to the address or facsimile number for each Party first set forth above. Any such notice shall be deemed given when actually delivered (which, in the case of a facsimile transmission, shall occur upon receipt of the answerback) or upon refusal by a Party to accept delivery. Any Party may change its address for purposes of notice by delivering notice to the other Party in accordance with this Article.

Article 10—Representations and Warranties

WorldSpace hereby represents and warrants to Alcatel that:

i)	it is duly authorised to enter into this MOA;

ii)	this MOA does not conflict with its organizational documents or any other agreement or obligations whatsoever of WorldSpace;

iii)	the obligations undertaken by WorldSpace under this Agreement are valid, legally binding and enforceable;

iv)	there is no litigation, arbitration or other proceeding pending, or to its knowledge threatened, against it which may affect in a material manner its ability to fulfil any of its obligations under this MOA;

v)	no meeting has been convened for its liquidation or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its liquidation or winding-up; and

vi)	it (a) has not entered into the transaction contemplated by this MOA with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under this MOA. After giving effect to the transactions contemplated by this MOA, the fair saleable value of its assets exceeds and will, immediately following the Effective Date, exceed its total liabilities, including the maximum amount of its known contingent liabilities on its debts as such debts become absolute and matured. Its assets do not and, immediately following the Effective Date, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. It does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

Alcatel hereby represents and warrants that:

vii)	it is duly authorised to enter into this MOA;

viii)	this MOA does not conflict with its organizational documents or any other agreement or obligations whatsoever of Alcatel;

ix)	the obligations undertaken by Alcatel under this MOA are valid, legally binding and enforceable; and

x)	there is no litigation, arbitration or other proceeding pending, or to its knowledge threatened, against it which may affect in a material manner its ability to fulfil any of its obligations under this Agreement; and

xi)	no meeting has been convened for its liquidation or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its liquidation or winding-up.

Article 11—Severability

In the event any one or more of the provisions of this MOA shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provision or otherwise shall be deemed to be deleted from the Agreement.

Article 12—Miscellaneous

12.1	Joint and Several Liability

WorldSpace, Inc. and WorldSpace Satellite Company shall be jointly and severally liable for all obligations of WorldSpace hereunder.

12.2	Headings

Section headings contained in this MOA are inserted for convenience of reference only, shall not be deemed to be a part of this MOA for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

12.2	Further Assurances

Each Party shall take, or shall cause to be taken, such further actions to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be requested to effectuate fully the purposes and terms of this MOA, whether before, at or after the date first set forth hereinabove.

12.3	Amendment; Waiver

No amendment, modification or discharge of this MOA, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.

12.4	Enforcement of Provisions

No delay or failure at any time on the part of any Party in exercising any right, power or privilege under this MOA, or in enforcing any provisions of this MOA, shall (i) impair any such right, power or privilege, (ii) be construed as a waiver of such provision, (iii) be construed as a waiver of any default or as an acquiescence therein or (iv) affect the right of such Party thereafter to enforce each and every provision of this MOA in accordance with its terms.

12.5	Entire Agreement

This MOA constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This MOA (together with the Exhibits hereto) shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns. This MOA shall not inure to the benefit of any third party.

12.6	Non assignment

This MOA shall not be assignable by any or either Party without the prior written consent of the other Party or Parties.

12.7	Expenses

Each Party shall pay its own expenses incident to the negotiations and preparation of this MOA and with respect to the transactions contemplated hereby, including all legal and accounting fees and disbursements.

12.8	Counterparts; Facsimile Execution

This MOA may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed and delivered shall constitute a single, binding instrument. To facilitate execution, this MOA may be executed through the use of facsimile transmission, and a counterpart of this MOA that contains the facsimile signature of a Party shall constitute an executed counterpart of this MOA.

IN WITNESS WHEREOF, this MOA has been executed by a duly authorized representative of each Party as of the date first above written.

	WorldSpace, Inc.		WorldSpace Satellite Company Ltd.		Alcatel Space

By:	/S/ NOAH A. SAMARA	By:	/S/ NOAH A. SAMARA	By:	/S/ LAURENT [MOURRE]
Name:	Noah A. Samara	Name:	Noah A. Samara	Name:	Laurent [Mourre]
Title:	Chairman & CEO	Title:	President	Title:	VP Business Development
Date:	February 25, 2005	Date:	February 25, 2005	Date:	February 25, 2005